Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, $$0.0001 par value per share(1)(4)	435,951,370	$0.012955	$5,647,750.00	$523.95

(1)	Represents 435,951,370 shares of common stock that are issued or issuable pursuant to a purchase agreement with TYSADCO PARTNERS, LLC
(2)	Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, calculated on the basis of the high and low prices per share of the registrant’s common stock as reported by the OTC Markets PINK (OTCPINK) Market on July 11, 2022.
(3)	The fee is calculated by multiplying the aggregate offering amount by .00010910, pursuant to Section 6(b) of the Securities Act of 1933.
(4)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of common stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.